                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                                    FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported):  DECEMBER 31, 1996


                            DEVON ENERGY CORPORATION
             (Exact Name of Registrant as Specified in its Charter)



             OKLAHOMA                   1-10067                    73-1474008
(State or Other Jurisdiction of   (Commission File Number)      (I.R.S. Employer
Incorporation or Organization)                                   Identification
                                                                     Number)


     20 NORTH BROADWAY, SUITE 1500, OKLAHOMA CITY, OK              73102
       (Address of Principal Executive Offices)                  (Zip Code)


    Registrant's telephone number, including area code:       (405) 235-3611





                            Page 1 of 46 total pages
                      (Exhibit Index is found on page 20)

ITEM 2.          ACQUISITION OR DISPOSITION OF ASSETS

TERMS OF THE ACQUISITION

         On December 31, 1996, Devon Energy Corporation ("Devon") acquired all of Kerr-McGee Corporation's ("Kerr-McGee") North American onshore oil and gas exploration and production business and properties (the "KMG-NAOS Properties") in exchange for 9,954,000 shares of Devon common stock. The acquisition of the KMG-NAOS Properties had previously been approved by Devon's shareholders at a special meeting held on December 6, 1996.

         The transaction (the "Transaction") was made pursuant to an October
17, 1996, Agreement and Plan of Merger among Devon , Kerr-McGee and certain of their subsidiaries (the "Merger Agreement"). According to the terms of the Merger Agreement, the acquisition of the KMG-NAOS Properties was accomplished at closing in two simultaneous transactions. First, Kerr-McGee North American Onshore Corporation, a wholly-owned Oklahoma subsidiary of Kerr-McGee ("KMG-US"), was merged with and into Devon Energy Corporation (Nevada), a wholly-owned Nevada subsidiary of Devon ("Devon Nevada"), in exchange for 7,554,880 shares of Devon's common stock. KMG-US owned all of Kerr-McGee's
U.S. onshore oil and gas exploration and production business and properties. Second, Devon acquired all of the outstanding capital stock of Kerr-McGee
Canada Onshore Ltd., a wholly-owned subsidiary of Kerr-McGee organized under the laws of Alberta, Canada ("KMG-CN"), in exchange for 2,399,120 shares of Devon's common stock. KMG-CN owned all of Kerr-McGee's Canadian oil and gas exploration and production business and properties. After Devon acquired the capital stock of KMG-CN, Devon consolidated KMG-CN into Devon Energy Canada Corporation ("Devon Canada"), a wholly-owned subsidiary of Devon. As a result of the Transaction, the properties and assets of KMG-US became part of the properties and assets of Devon Nevada and KMG-CN's properties and assets became part of the properties and assets of Devon Canada.

         Upon closing of the Transaction, Kerr-McGee owns 9,954,000 shares of Devon's common stock, which represents 30.9695% (26.1938% on a fully-diluted basis) of the Devon common stock outstanding as of December 31, 1996. The number of shares involved in the Transaction was determined based on a number of measures, including the contribution the KMG-NAOS Properties could make to Devon's cash flow and earnings per share, reserves per share, net asset value and liquidity. Because of this relatively large ownership position, Kerr-McGee has negotiated arrangements by which Kerr-McGee can (a) exercise influence over the management and policies of Devon through representation on Devon's board of directors in proportion to its ownership of Devon's outstanding common stock and
(b) be assured of the cooperation of Devon management if Kerr-McGee wishes to sell or transfer its shares of Devon's common stock. Because these arrangements place Kerr-McGee in a position to cause or substantially influence a change in control of Devon, or a liquidation or disposition of Devon's assets, Devon has negotiated arrangements which limit Kerr-McGee's ability to (a) acquire additional shares of Devon's common stock; (b) dispose of a large portion of its Devon common stock to a third party; and (c) enter into transactions which would result in a change in control of Devon. Finally, both Devon and Kerr-McGee have negotiated arrangements so that Devon's existing anti-takeover defenses would remain in force for both third parties and for certain further transactions with Kerr-McGee.

         Devon recorded a value of approximately $222 million for the KMG-NAOS Properties as of the closing date. Such value was based on the value of the shares of Devon common stock issued as determined pursuant to generally accepted accounting principles. An additional $32 million was allocated to the KMG-NAOS Properties for the deferred income tax liability created as a result of the transaction. The amount recorded for the KMG-NAOS Properties (exclusive of the deferred tax liability) includes approximately $193 million allocated to proved oil and gas reserves and $29 million allocated to undeveloped leasehold acquired. Although the $193 million initially recorded to proved properties is expected to be revised when amounts are reallocated to other assets acquired and liabilities assumed prior to Devon issuing its December 31, 1996, balance sheet, the revised amount recorded to proved reserves is not expected to be materially different from the $193 million.

PROPERTIES ACQUIRED

         Devon's property base has been significantly expanded by the Transaction. Estimated proved reserves associated with the KMG-NAOS Properties as of December 31, 1995, were 43 million barrels of oil equivalent ("MMBoe") in the United States and 18 MMBoe in Canada. These reserves are approximately 44% oil and natural gas liquids and 56% natural gas. The United States assets acquired are located predominantly in the Rocky Mountain, Permian Basin and Mid-Continent areas of the country. All of these areas were already core areas of Devon's operations. The $29 million allocated to undeveloped leasehold is represented by an estimated 282,000 net undeveloped acres of leasehold and mineral interests in the United States and 88,000 net undeveloped acres in Canada.

FINANCIAL EFFECTS OF THE TRANSACTION

         The Transaction is being accounted for under the purchase method of accounting for business combinations. Pursuant to this method, Devon began recording in its financial statements the revenues and expenses associated with the KMG-NAOS Properties as of the closing date of December 31, 1996. Accordingly, the KMG-NAOS Properties will have no effect on Devon's 1996 consolidated operations. The KMG-NAOS Properties are expected to materially affect Devon's revenues, net earnings and operating cash flow for the year 1997. However, the estimated impact of the KMG-NAOS Properties on 1997's results is not known as of this date.

         Item 7 of this report on Form 8-K includes certain historical financial information regarding the KMG-NAOS Properties for the three-year period ended December 31, 1995 and the first nine months of 1995 and 1996. Item 7 also includes certain pro forma financial information for Devon for the year 1995 and the first nine months of 1996. The future results of Devon and the KMG-NAOS Properties may vary significantly from that presented in the pro forma and historical financial information included in Item 7 due to normal oil and natural gas production declines, changes in prices received for oil, gas and natural gas liquids, Devon's future development of such properties, the assumptions and estimates inherent in preparing the pro forma financial information, and other factors. Therefore, the financial information presented in Item 7 of this report is not necessarily indicative of the future operations of Devon consolidated or the KMG-NAOS Properties.

ITEM 7.          FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
                 EXHIBITS

         (a)     Financial Statements of the KMG-NAOS Properties
                          Report of Independent Public Accountants
                          Statements of Revenues and Direct Operating Expenses
                                  of Oil and Gas Properties Included in the Agreement and Plan of Merger Among Devon Energy Corporation, Devon Energy Corporation (Nevada), Kerr-McGee Corporation, Kerr-McGee North American Onshore Corporation, and Kerr-McGee Canada Onshore Ltd.
                          Notes to Statements of Revenues and Direct Operating
                                  Expenses

         (b)     Pro Forma Financial Information - Devon Energy Corporation
                          Unaudited Pro Forma Balance Sheet as of
                                  September 30, 1996
                          Unaudited Pro Forma Statements of Operations for the
                                  Year Ended December 31, 1995 and the Nine
                                  Months Ended September 30, 1996
                          Notes to Unaudited Pro Forma Financial Statements

         (c)     Exhibits

                 Exhibit
                 Number
                 -------

                   2 Agreement and Plan of Merger among Registrant, Devon Energy Corporation (Nevada), Kerr-McGee Corporation, Kerr-McGee North American Onshore Corporation and Kerr-McGee Canada Onshore Ltd., dated October 17, 1996 (incorporated by reference to Addendum A to Registrant's definitive proxy statement for a special meeting of shareholders, filed on November 6, 1996).

                   3    Certificate of Amendment of Certificate of Incorporation

                   4.1 First Amendment to Rights Agreement between Registrant and the First National Bank of Boston, dated October 16, 1996 (incorporated by reference to Exhibit H-1 to Addendum A to Registrant's definitive proxy statement for a special meeting of shareholders, filed on November 6, 1996).

                   4.2 Second Amendment to Rights Agreement between Registrant and the First National Bank of Boston, dated December 31, 1996.

                   4.3 Stock Rights and Restrictions Agreement, dated as of December 31, 1996, between Registrant and Kerr-McGee Corporation

                   4.4 Registration Rights Agreement, dated December 31, 1996, by and between Registrant and Kerr-McGee Corporation

                   23   Consent of Arthur Andersen LLP


__________________________



                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                   DEVON ENERGY CORPORATION



Date:    January 14, 1997                          /s/DANNY J. HEATLY
                                                   ------------------
                                                   Danny J. Heatly
                                                   Controller

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Kerr-McGee Corporation:

     We have audited the accompanying statements of revenues and direct operating expenses of oil and gas properties included in the Agreement and Plan of Merger among Devon Energy Corporation, Devon Energy Corporation (Nevada), Kerr-McGee Corporation, Kerr-McGee North American Onshore Corporation, and Kerr-McGee Canada Onshore Ltd. (the "Properties") for the three years in the period ended December 31, 1995. These statements are the responsibility of Kerr-McGee Corporation's management. Our responsibility is to express an opinion on these statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of revenues and direct operating expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of revenues and direct operating expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying statements of revenues and direct operating expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, as described in Note 1, exclude general and administrative expenses, depreciation, depletion and amortization, interest, income tax expenses, and other items as these expenses would not be comparable to those resulting from the proposed future operations of the Properties.

     In our opinion, the statements of revenues and direct operating expenses referred to above present fairly, in all material respects, the revenues and direct operating expenses of the Properties for the three years in the period ended December 31, 1995.




                                            ARTHUR ANDERSEN LLP

Oklahoma City, Oklahoma
October 18, 1996

             STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES OF
                OIL AND GAS PROPERTIES INCLUDED IN THE AGREEMENT
                     AND PLAN OF MERGER AMONG DEVON ENERGY
                CORPORATION, DEVON ENERGY CORPORATION (NEVADA),
               KERR-MCGEE CORPORATION, KERR-MCGEE NORTH AMERICAN
            ONSHORE CORPORATION, AND KERR-MCGEE CANADA ONSHORE LTD.

                                                                            FOR THE NINE MONTHS ENDED
                                    FOR THE YEARS ENDED DECEMBER 31,             SEPTEMBER 30,
                               ------------------------------------------   -------------------------
                                   1993           1994           1995          1995          1996
                               ------------   ------------   ------------   -----------   -----------
                                                                                   (UNAUDITED)
REVENUES:
  Oil sales................... $ 67,852,490   $ 46,365,811   $ 56,651,121   $41,771,127   $50,318,946
  Gas sales...................   65,721,983     65,544,740     44,221,516    32,799,703    42,664,082
  Natural gas liquids sales...    4,265,824      3,493,232      3,659,412     2,855,023     3,166,382
  Gas Processing and other....    4,275,871      3,805,029      3,746,813     3,452,659     2,225,401
                               ------------   ------------   ------------   -----------   -----------
          Total revenues......  142,116,168    119,208,812    108,278,862    80,878,512    98,374,811
                               ------------   ------------   ------------   -----------   -----------
DIRECT OPERATING EXPENSES:
  Production and operating
     expenses.................   37,893,561     31,733,902     32,922,740    24,554,260    25,581,750
                               ------------   ------------   ------------   -----------   -----------
REVENUES IN EXCESS OF DIRECT
  OPERATING EXPENSES.......... $104,222,607   $ 87,474,910   $ 75,356,122   $56,324,252   $72,793,061
                               ============   ============   ============   ===========   ===========

        The accompanying notes are an integral part of these statements.

         NOTES TO STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES OF
                OIL AND GAS PROPERTIES INCLUDED IN THE AGREEMENT
                     AND PLAN OF MERGER AMONG DEVON ENERGY
                CORPORATION, DEVON ENERGY CORPORATION (NEVADA),
               KERR-MCGEE CORPORATION, KERR-MCGEE NORTH AMERICAN
            ONSHORE CORPORATION, AND KERR-MCGEE CANADA ONSHORE LTD.

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES:

  Basis of Presentation

     The accompanying statements present revenues and direct operating expenses of working and royalty interests in oil, gas and natural gas liquids properties located in the United States and Canada and three gas processing plants included in the Agreement and Plan of Merger among Devon Energy Corporation ("Devon"), Devon Energy Corporation (Nevada), Kerr-McGee Corporation, Kerr-McGee North American Onshore Corporation, and Kerr-McGee Canada Onshore Ltd. (the "Properties").

     The accompanying statements of revenues and direct operating expenses were prepared on the accrual basis of accounting and relate only to the Properties described above. These historical results may not be indicative of future operations. The statements do not include general and administrative expenses, interest, depreciation, depletion and amortization, Federal and state income taxes and other items because such amounts would not be indicative of those expenses which will be incurred by Devon.

     The unaudited statements of revenues and direct operating expenses for the nine month periods ended September 30, 1995 and 1996, in the opinion of management, were prepared on a basis consistent with the audited statements of revenues and direct operating expenses of the Properties for the three years in the period ended December 31, 1995, and include all adjustments, consisting only of normal recurring accruals, necessary to present fairly the revenues and direct operating expenses for the indicated periods.

  Gas Balancing Arrangements

     Gas balancing arrangements with partners in gas wells are accounted for by the entitlements method.

  Cost of Injected Gas

     The cost of injected gas is deferred until sold at completion of miscible gas flood projects.

  Foreign Currency

     The U.S. dollar is the functional currency for the Properties located in Canada. Revenues and direct operating expenses incurred in Canadian dollars have been remeasured to U.S. dollars using monthly average exchange rates. Foreign currency transaction gains and losses have not been included in the accompanying statements because such amounts would not be indicative of those expenses which will be incurred by Devon.

  Use of Estimates

     The preparation of the statements of revenues and direct operating expenses in conformity with generally accepted accounting principles requires Kerr-McGee Corporation to make estimates and assumptions that affect the reported amounts of revenues and direct operating expenses during the reporting periods. Actual results could differ from those estimates as additional information becomes available.

2. RELATED PARTY TRANSACTIONS:

  Gas Sales

     Beginning in March 1994, Kerr-McGee Corporation sold a portion of its share of gas produced from the domestic Properties to a gas marketing affiliate. The terms agreed to by these two related entities provided for a price which was equal to that published in an independent index of monthly prices for gas produced in specific regions. These gas sales represented 18% and 32% of total gas revenues for the years ended December 31, 1994 and 1995, respectively. Kerr-McGee Corporation believes these sales were made at prices which approximate the prices which would have been paid by an unrelated party.

  Oil Sales

     Kerr-McGee Corporation sold a portion of its share of oil produced from the domestic Properties to a crude oil refining affiliate until August 1995. These oil sales represented 51%, 43% and 27% of total oil revenues for the years ended December 31, 1993, 1994 and 1995, respectively. Kerr-McGee Corporation believes these sales were made at prices which approximate the prices which would have been paid by an unrelated party.

  Overhead Charges

     Charges from an affiliate for monthly overhead allowed under joint operating agreements for operated properties totaling $3,053,444, $3,086,334 and $3,450,114 for the years ended December 31, 1993, 1994 and 1995, respectively, are included in the accompanying statements as direct operating expenses.

3. RESULTS OF OPERATIONS FROM CRUDE OIL AND NATURAL GAS ACTIVITIES:

     The results of operations from crude oil and natural gas activities of the Properties for the three years ended December 31, 1995, consisted of the following:

                                                       REVENUES
                                        --------------------------------------                   REVENUES IN
                                          SALES TO       SALES TO                  DIRECT      EXCESS OF DIRECT
                                        UNAFFILIATED    AFFILIATED                OPERATING       OPERATING
                                          ENTITIES       ENTITIES      TOTAL      EXPENSES         EXPENSES
                                        ------------    ----------    --------    ---------    ----------------
                                                               (IN THOUSANDS OF DOLLARS)
1993 --
  Domestic............................    $ 62,976       $  34,581    $ 97,557     $28,724         $ 68,833
  Canada..............................      40,283              --      40,283       8,154           32,129
                                          --------       ---------    --------     -------         --------
     Total crude oil and natural gas
       activities.....................     103,259          34,581     137,840      36,878          100,962
  Other(1)............................       4,276              --       4,276       1,015            3,261
                                          --------       ---------    --------     -------         --------
          Total.......................    $107,535       $  34,581    $142,116     $37,893         $104,223
                                          ========       =========    ========     =======         ========
1994 --
  Domestic............................    $ 41,069       $  32,144    $ 73,213     $24,280         $ 48,933
  Canada..............................      42,191              --      42,191       6,093           36,098
                                          --------       ---------    --------     -------         --------
     Total crude oil and natural gas
       activities.....................      83,260          32,144     115,404      30,373           85,031
  Other(1)............................       3,805              --       3,805       1,361            2,444
                                          --------       ---------    --------     -------         --------
          Total.......................    $ 87,065       $  32,144    $119,209     $31,734         $ 87,475
                                          ========       =========    ========     =======         ========
1995 --
  Domestic............................    $ 40,282       $  29,420    $ 69,702     $24,543         $ 45,159
  Canada..............................      34,830              --      34,830       7,208           27,622
                                          --------       ---------    --------     -------         --------
     Total crude oil and natural gas
       activities.....................      75,112          29,420     104,532      31,751           72,781
  Other(1)............................       3,747              --       3,747       1,172            2,575
                                          --------       ---------    --------     -------         --------
          Total.......................    $ 78,859       $  29,420    $108,279     $32,923         $ 75,356
                                          ========       =========    ========     =======         ========

---------------

(1) Includes gas processing plant revenues, Canadian tax credits, and other items that do not fit the definition of crude oil and natural gas activities but have been included above to reconcile to the Statements of Revenues and Direct Operating Expenses.

4. SUPPLEMENTAL INFORMATION ON OIL AND GAS RESERVES (UNAUDITED):

  Crude Oil, Condensate and Natural Gas Net Reserves

     The estimates of proved reserves have been prepared by Kerr-McGee Corporation's geologists and engineers. Such estimates include reserves on certain properties that are partially undeveloped and reserves that may be obtained in the future by secondary recovery operations now in operation or for which successful testing has been demonstrated. The following table summarizes the changes in the estimated quantities of the Properties' crude oil, natural gas liquids and natural gas reserves for the three years ended December 31, 1995:

                                              CRUDE OIL               NATURAL GAS LIQUIDS              NATURAL GAS
                                      (IN THOUSANDS OF BARRELS)    (IN THOUSANDS OF BARRELS)   (IN MILLIONS OF CUBIC FEET)
                                      --------------------------   -------------------------   ----------------------------
                                      DOMESTIC   CANADA   TOTAL    DOMESTIC   CANADA   TOTAL   DOMESTIC   CANADA     TOTAL
                                      --------   ------   ------   --------   ------   -----   --------   -------   -------
Proved developed and undeveloped
  reserves --
  Balance December 31, 1992.........   19,008    9,210    28,218     1,087      852    1,939   183,300     81,300   264,600
    Revisions of previous estimates,
      extensions, discoveries and
      other additions...............    1,164    1,119     2,283      (118)     241      123    (3,800)    10,135     6,335
    Production......................   (2,886)  (1,227)   (4,113)     (166)    (215)    (381)  (25,500)   (13,600)  (39,100)
                                       ------    -----    ------     -----     ----    -----   -------    -------   -------
  Balance December 31, 1993.........   17,286    9,102    26,388       803      878    1,681   154,000     77,835   231,835
    Revisions of previous estimates,
      extensions, discoveries and
      other additions...............      772    1,060     1,832       (25)      50       25    19,400       (918)   18,482
    Production......................   (2,120)  (1,146)   (3,266)     (138)    (192)    (330)  (24,300)   (13,700)  (38,000)
                                       ------    -----    ------     -----     ----    -----   -------    -------   -------
  Balance December 31, 1994.........   15,938    9,016    24,954       640      736    1,376   149,100     63,217   212,317
    Revisions of previous estimates,
      extensions, discoveries and
      other additions...............    3,618    1,268     4,886       (19)      --      (19)   14,723       (930)   13,793
    Production......................   (2,189)  (1,250)   (3,439)     (134)    (175)    (309)  (24,800)   (12,600)  (37,400)
                                       ------    -----    ------     -----     ----    -----   -------    -------   -------
  Balance December 31, 1995.........   17,367    9,034    26,401       487      561    1,048   139,023     49,687   188,710
                                       ======    =====    ======     =====     ====    =====   =======    =======   =======
Proved developed reserves --
  December 31, 1992.................   10,987    9,207    20,194       977      852    1,829   155,200     80,600   235,800
  December 31, 1993.................   14,123    9,099    23,222       798      878    1,676   152,200     77,135   229,335
  December 31, 1994.................   13,500    9,013    22,513       635      736    1,371   147,600     62,517   210,117
  December 31, 1995.................   14,286    9,031    23,317       486      561    1,047   138,100     48,987   187,087

  Standardized Measure of and Reconciliation of Changes in Discounted Future Net Cash Flows (Unaudited)

     The standardized measure of future net cash flows presented in the following table was computed using the year-end prices and costs and a 10% discount factor. No future income tax expense was computed as taxable income arising from the operations of the Properties accrues to the owner. Kerr-McGee Corporation cautions that actual future net cash flows may vary considerably from these estimates. Although the estimates of total reserves, development costs, and production rates for the Properties were based upon the best information available, the development and production of the oil and gas reserves may not occur in the periods assumed. Actual prices realized and costs incurred may vary significantly from those used. Therefore, such estimated future net cash flow computations should not be considered to represent Kerr-McGee Corporation's estimate of the expected revenues or the current value of existing proved reserves of the Properties.

                                                    FUTURE                                   STANDARDIZED
                                      FUTURE     DEVELOPMENT                                  MEASURE OF
                                       CASH     AND PRODUCTION   FUTURE NET   10% ANNUAL   DISCOUNTED FUTURE
                                     INFLOWS        COSTS        CASH FLOWS    DISCOUNT     NET CASH FLOWS
                                     --------   --------------   ----------   ----------   -----------------
                                                            (IN THOUSANDS OF DOLLARS)
1993 --
  Domestic.......................... $535,324      $312,250       $223,074     $ 82,474        $ 140,600
  Canada............................  246,370        56,666        189,704       69,904          119,800
                                     --------      --------       --------     --------        ---------
          Total..................... $781,694      $368,916       $412,778     $152,378        $ 260,400
                                     ========      ========       ========     ========        =========
1994 --
  Domestic.......................... $490,704      $256,839       $233,865     $ 90,765        $ 143,100
  Canada............................  218,045        47,514        170,531       69,031          101,500
                                     --------      --------       --------     --------        ---------
          Total..................... $708,749      $304,353       $404,396     $159,796        $ 244,600
                                     ========      ========       ========     ========        =========
1995 --
  Domestic.......................... $535,547      $200,509       $335,038     $149,834        $ 185,204
  Canada............................  230,454        69,787        160,667       58,367          102,300
                                     --------      --------       --------     --------        ---------
          Total..................... $766,001      $270,296       $495,705     $208,201        $ 287,504
                                     ========      ========       ========     ========        =========

     The changes in the standardized measure of future net cash flows are presented below for each of the three years in the period ended December 31, 1995:

                                                              1993          1994         1995
                                                            ---------     --------     --------
                                                                 (IN THOUSANDS OF DOLLARS)
Net change in sales, transfer prices, and production
  costs.................................................... $ (55,091)    $    970     $ 28,524
Changes in estimated future development costs..............      (290)      (7,435)     (17,761)
Sales and transfers less production costs..................  (102,499)     (86,650)     (73,860)
Changes due to extensions, discoveries, revisions of
  quantity estimates, etc. ................................    28,289       36,182       67,772
Current period development costs...........................    22,870       20,648       23,546
Accretion of discount......................................    33,900       26,040       24,470
Timing and other...........................................    (5,779)      (5,555)      (9,787)
                                                            ---------     --------     --------
  Net change...............................................   (78,600)     (15,800)      42,904
Total at beginning of year.................................   339,000      260,400      244,600
                                                            ---------     --------     --------
Total at end of year....................................... $ 260,400     $244,600     $287,504
                                                            =========     ========     ========

                        PRO FORMA FINANCIAL INFORMATION

     Set forth below is certain unaudited pro forma financial information with respect to the KMG-NAOS Properties including an unaudited pro forma balance sheet as of September 30, 1996, and unaudited pro forma statements of operations for the year ended December 31, 1995, and the nine months ended September 30, 1996. The balance sheet has been prepared on the basis that the Transaction occurred on September 30, 1996. The statements of operations have been prepared on the basis that the Transaction occurred on January 1, 1995. The Transaction is being accounted for under the purchase method of accounting. The unaudited pro forma financial statements should be read in conjunction with the notes thereto immediately following such pro forma financial statements, and the statements of revenues and direct operating expenses of the KMG-NAOS Properties and related notes, which are included elsewhere herein. The pro forma results of operations are not necessarily indicative of the future operations of Devon.

                       UNAUDITED PRO FORMA BALANCE SHEET
                              SEPTEMBER 30, 1996
                                 (IN THOUSANDS)

                                                            PRO FORMA
                                                           ADJUSTMENTS
                                                            RELATED TO
                                                           THE KMG-NAOS
                                            DEVON           PROPERTIES         DEVON
                                          HISTORICAL         (NOTE 4)        PRO FORMA
                                          ----------      --------------     ---------
Assets:
  Current assets........................   $  28,347               --        $  28,347
  Property and equipment, net...........     424,612         $221,576(a)       678,397
                                                               32,209(c)
  Other assets, net.....................       8,398               --            8,398
                                           ---------         --------        ---------
          Total assets..................   $ 461,357         $253,785        $ 715,142
                                           =========         ========        =========
Liabilities:
  Current liabilities...................      13,304              800(b)        14,104
  Revenues and royalties payable........       1,051               --            1,051
  Other liabilities.....................      10,258               --           10,258
  Long-term debt........................       5,000               --            5,000
  Deferred income taxes.................      44,998           32,209(c)        77,207

Company-obligated mandatorily redeemable
  convertible preferred securities of
  susidiary trust holding solely
  6.5% convertible junior subordinated
  debentures of Devon Energy
  Corporation...........................     149,500               --          149,500

Stockholders' equity:
  Preferred stock.......................          --               --               --
  Common stock..........................       2,213              995(b)         3,208
  Additional paid-in capital............     167,588          219,781(b)       387,369
  Retained earnings.....................      67,445               --           67,445
                                           ---------         --------        ---------
     Total stockholders' equity.........     237,246          220,776          458,022
                                           ---------         --------        ---------
     Total liabilities and stockholders'
       equity...........................   $ 461,357         $253,785        $ 715,142
                                           =========         ========        =========

See accompanying notes to pro forma financial statements.

                       PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                    PRO FORMA
                                                    PRO FORMA EFFECTS OF                           ADJUSTMENTS
                                           ---------------------------------------                  RELATED TO
                                                                        TCP           KMG-NAOS     THE KMG-NAOS
                                DEVON            WORLAND            SECURITIES       PROPERTIES     PROPERTIES       DEVON
                              HISTORICAL   PROPERTIES (NOTE 2)   OFFERING (NOTE 2)   HISTORICAL      (NOTE 4)      PRO FORMA
                              ----------   -------------------   -----------------   ----------   --------------   ---------
Revenues:
  Oil sales.................   $ 55,290          $   931              $    --         $ 56,651             --      $112,872
  Gas sales.................     50,732            2,143                   --           44,222             --        97,097
  Natural gas liquids
    sales...................      6,404            2,275                   --            3,659             --        12,338
  Other.....................        877               --                   --            3,747             --         4,624
                               --------          -------              -------         --------       --------      --------
        Total revenues......    113,303            5,349                   --          108,279             --       226,931
                               --------          -------              -------         --------       --------      --------
Costs and expenses:
  Lease operating
    expenses................     27,289            1,609                   --           26,265             --        55,163
  Production taxes..........      6,832              221                   --            6,658             --        13,711
  Depreciation, depletion
    and amortization........     38,090            2,284                  166               --         45,182(d)     85,722
  General and administrative
    expenses................      8,419               --                   --               --          5,000(e)     13,419
  Interest expense..........      7,051            3,025               (9,501)              --             --           575
  Distributions on preferred
    securities of subsidiary
    trust...................         --               --                9,718               --             --         9,718
                               --------          -------              -------         --------       --------      --------
        Total costs and
          expenses..........     87,681            7,139                  383           32,923         50,182       178,308
                               --------          -------              -------         --------       --------      --------
Earnings (loss) before
  income taxes..............     25,622           (1,790)                (383)          75,356        (50,182)       48,623
Income tax expense
  (benefit):
  Current...................      4,495             (358)                 (77)              --          4,511(f)      8,571
  Deferred..................      6,625              (27)                 (69)              --          6,328(f)     12,857
                               --------          -------              -------         --------       --------      --------
        Total income tax
          expense
          (benefit).........     11,120             (385)                (146)              --         10,839(f)     21,428
                               --------          -------              -------         --------       --------      --------
Net earnings (loss).........   $ 14,502          $(1,405)             $  (237)        $ 75,356       $(61,021)     $ 27,195
                               ========          =======              =======         ========       ========      ========
Net earnings (loss) per
  average common share
  outstanding...............   $   0.66                                                                            $   0.85
                               ========                                                                            ========
Weighted average common
  shares outstanding........     22,074                                                                              32,028
                               ========                                                                            ========

See accompanying notes to pro forma financial statements.

                       PRO FORMA STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                 PRO FORMA
                                                                  PRO FORMA                     ADJUSTMENTS
                                                                 EFFECTS OF                      RELATED TO
                                                                     TCP           KMG-NAOS     THE KMG-NAOS
                                                   DEVON         SECURITIES       PROPERTIES     PROPERTIES       DEVON
                                                 HISTORICAL   OFFERING (NOTE 2)   HISTORICAL      (NOTE 4)      PRO FORMA
                                                 ----------   -----------------   ----------   --------------   ---------
Revenues:
  Oil sales....................................   $ 55,995         $    --         $ 50,319       $     --      $106,314
  Gas sales....................................     44,124              --           42,664             --        86,788
  Natural gas liquids sales....................      9,366              --            3,166             --        12,532
  Other........................................      1,335              --            2,226             --         3,561
                                                  --------         -------         --------       --------      --------
        Total revenues.........................    110,820              --           98,375             --       209,195
                                                  --------         -------         --------       --------      --------
Costs and expenses:
  Lease operating expenses.....................     22,796              --           19,399             --        42,195
  Production taxes.............................      7,075              --            6,183             --        13,258
  Depreciation, depletion and amortization.....     31,635              83               --         34,158(d)     65,876
  General and administrative expenses..........      6,664              --               --          3,750(e)     10,414
  Interest expense.............................      5,173          (4,577)              --             --           596
  Distributions on preferred securities of
    subsidiary trust...........................      2,324           4,964               --             --         7,288
                                                  --------         -------         --------       --------      --------
        Total costs and expenses...............     75,667             470           25,582         37,908       139,627
                                                  --------         -------         --------       --------      --------
Earnings (loss) before income taxes............     35,153            (470)          72,793        (37,908)       69,568
Income tax expense (benefit):
  Current......................................      4,570             (94)              --          7,036(f)     11,512
  Deferred.....................................     10,546             (85)              --          6,807(f)     17,268
                                                  --------         -------         --------       --------      --------
        Total income tax expense (benefit).....     15,116            (179)              --         13,843(f)     28,780
                                                  --------         -------         --------       --------      --------
Net earnings (loss)............................   $ 20,037         $  (291)        $ 72,793       $(51,751)     $ 40,788
                                                  ========         =======         ========       ========      ========
Net earnings (loss) per average common share
  outstanding..................................   $   0.91                                                      $   1.27
                                                  ========                                                      ========
Weighted average common shares outstanding.....     22,122                                                        32,076
                                                  ========                                                      ========

See accompanying notes to pro forma financial statements.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                    DECEMBER 31, 1995 AND SEPTEMBER 30, 1996

1. BASIS OF PRESENTATION

     The accompanying unaudited pro forma financial information is presented to reflect the consummation of the Transaction as described elsewhere herein. The unaudited pro forma balance sheet is presented as if the Transaction occurred on September 30, 1996. The unaudited pro forma statements of operations are presented as if the Transaction occurred on January 1, 1995.

     The accompanying unaudited pro forma financial information has been prepared based on estimates and assumptions deemed by Devon to be appropriate and does not purport to be indicative of the financial position or results of operations which would actually have been attained if the Transaction had occurred as presented in such statements or which may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements due to normal oil and natural gas production declines, changes in prices received for oil, gas and NGLs, future acquisitions and other factors.

     The pro forma financial information should be read in conjunction with the statements of revenues and direct operating expenses of the KMG-NAOS Properties which are included elsewhere herein.

2. ADJUSTMENTS TO DEVON'S HISTORICAL OPERATING RESULTS

     The TCP Securities Offering. The historical Devon statements of operations for the year ended December 31, 1995 and the nine months ended September 30, 1996, have been adjusted for the pro forma effects of the offering on July 10, 1996, of $149.5 million of certain trust convertible preferred securities (the "TCP Securities"). The net proceeds from the TCP Securities offering of $145 million, along with $10 million of excess cash on hand, were used on July 10, 1996, to retire Devon's outstanding long-term debt.

     The adjustments to the historical statements of operations for the TCP Securities offering assume that the offering was completed on January 1, 1995, and that the proceeds were used to retire long-term debt on that date. Therefore, the applicable amount of interest expense has been reduced, and replaced with the distributions required on the TCP Securities at the distribution rate of 6.5% per year. The increase to depreciation, depletion and amortization expense represents the amortization of the $5 million of offering costs.

     The TCP Securities offering is not related to the Transaction. However, it is being adjusted for in the accompanying pro forma statements due to the effect which the offering has on Devon's future capital resources by increasing the unused portion of Devon's credit lines.

     The Worland Properties. The historical Devon statement of operations used in preparing the pro forma statement of operations for the year ended December 31, 1995, has been adjusted for the pro forma effects of the acquisition by Devon of certain properties located in Wyoming (the "Worland Properties"). The acquisition of the Worland Properties closed on December 18, 1995. The pro forma effects of the Worland Properties presented in the 1995 pro forma statement of operations reflect the effects of the Worland Properties as if they had been acquired on January 1, 1995. The pro forma effects of the Worland Properties represent their historical operating results, adjusted for three factors. First, an additional $2.3 million of depreciation, depletion and amortization expense is included. This amount is based on the purchase price paid for the Worland Properties, and the pro forma oil and gas reserves and production amounts. Second, an

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
            DECEMBER 31, 1995 AND SEPTEMBER 30, 1996 -- (CONTINUED)

additional $3.0 million of interest expense is included. This amount is based on the amount of the purchase price financed through Devon's credit lines and Devon's 1995 average interest rates. And third, income tax expense has been reduced by $0.4 million. This amount is based on the pre-tax effects of the pro forma assumptions and their pro forma effect on Devon's tax attributes.

     The pro forma 1995 effects of the Worland Properties do not include the expected impact from Devon's future drilling and development plans for such properties. Therefore, such pro forma results are not indicative of the future impact which the Worland Properties are expected to have on Devon's operations.

3. METHOD OF ACCOUNTING FOR THE TRANSACTION

     The assets acquired will be accounted for at their estimated "fair values," as required by the purchase method of accounting for business combinations.

4. PRO FORMA ADJUSTMENTS RELATED TO THE KMG-NAOS PROPERTIES

     The accompanying pro forma balance sheet includes the following adjustments:

          (a) To record the purchase of the KMG-NAOS Properties based on the fair value of the Devon Common Stock issued as described in adjustment (b). Included in the total value recorded for the KMG-NAOS Properties is $29 million for undeveloped leasehold.

          (b) To increase Devon's common stock and additional paid-in capital amounts for the issuance of 9,954,000 shares of Devon Common Stock. Current liabilities have been increased, and additional paid-in capital has been decreased, by $0.8 million of costs estimated to be incurred in connection with issuing the additional shares of Devon Common Stock to Kerr-McGee.

          (c) To increase the recorded value of the oil and gas properties acquired by $32 million of deferred income taxes. This adjustment equals the deferred income tax effect of the difference between the fair value assigned to the oil and gas properties and their basis for income tax purposes. Devon's basis for income tax purposes in the acquired properties is the same as the KMG-NAOS Properties' tax basis.

     The accompanying pro forma statements of operations include the following adjustments:

          (d) To adjust depreciation, depletion and amortization ("DD&A") for the additional amounts associated with the oil and gas properties being acquired.

          (e) To adjust Devon's general and administrative expenses by an expected annual increase of $5 million as a result of the Transaction. The additional expenses to be incurred primarily include salaries and related benefits for additional personnel, rent expense for additional office space to be leased, increased professional fees and other office costs. The pro forma adjustment is net of additional overhead reimbursements which Devon will receive from working interest owners in certain of the acquired properties for which Devon will serve as the operator.

          (f) To adjust income tax expense for the effect of the preceding pro forma adjustments.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
            DECEMBER 31, 1995 AND SEPTEMBER 30, 1996 -- (CONTINUED)

5. COMMON SHARES OUTSTANDING

     Net earnings per average share outstanding have been calculated based upon the pro forma weighted average number of shares outstanding during the year ended December 31, 1995, and the nine months ended September 30, 1996, as follows:

                                                                 DECEMBER 31,    SEPTEMBER 30,
                                                                     1995            1996
                                                                 ------------    ------------
    Actual Devon average shares outstanding....................   22,073,550      22,121,757
    Shares issued to consummate the Transaction................    9,954,000       9,954,000
                                                                  ----------     -----------
    Pro Forma weighted average Devon shares outstanding........   32,027,550      32,075,757
                                                                  ==========     ===========

     Shares outstanding at September 30, 1996, assuming consummation of the Transaction, are as follows:

                                                                              SEPTEMBER 30,
                                                                                  1996
                                                                              ------------
    Actual Devon shares outstanding..........................................   22,130,896
    Shares issued to consummate the Transaction..............................    9,954,000
                                                                              ------------
    Pro Forma Devon shares outstanding.......................................   32,084,896
                                                                              ============

6. DD&A RATE

     Devon's DD&A rates per Boe before and after consummation of the Transaction are as follows:

                                                                                     NINE
                                                                 YEAR ENDED      MONTHS ENDED
                                                                DECEMBER 31,     SEPTEMBER 30,
                                                                    1995             1996
                                                                ------------     ------------
    Rate prior to the Transaction.............................     $ 3.65            3.83
    Pro Forma rate after the Transaction......................     $ 4.08            4.20

7. SUPPLEMENTAL PRO FORMA INFORMATION ON OIL AND GAS OPERATIONS

     The following pro forma supplemental information regarding oil and gas activities is presented pursuant to the disclosure requirements promulgated by the Securities and Exchange Commission and Statement of Financial Accounting Standards No. 69, "Disclosures About Oil and Gas Producing Activities."

  Pro Forma Capitalized Costs

     The following table sets forth the aggregate amount of pro forma capitalized costs relating to oil and gas producing activities and the aggregate amount of related accumulated DD&A assuming the Transaction was consummated as of December 31, 1995:

    Oil and gas properties:
      Subject to amortization.............................................  $ 828,180,000
      Not subject to amortization.........................................     49,451,000
                                                                            -------------
                                                                              877,631,000
    Accumulated DD&A......................................................   (237,386,000)
                                                                            -------------
    Net capitalized costs.................................................  $ 640,245,000
                                                                            =============

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
            DECEMBER 31, 1995 AND SEPTEMBER 30, 1996 -- (CONTINUED)

  Pro Forma Results of Operations for Oil and Gas Producing Activities

     The following table includes pro forma revenues and expenses associated directly with oil and gas producing activities for the year ended December 31, 1995, assuming the Transaction was consummated as of January 1, 1995. It does not include any allocation of pro forma interest costs or general corporate overhead and, therefore, is not necessarily indicative of the contribution to net earnings of oil and gas operations. Income tax expense has been calculated by applying statutory income tax rates to oil and gas sales after deducting costs, including DD&A, and after giving effect to permanent differences and tax credits:

                                                   TOTAL           DOMESTIC         CANADA
                                                ------------     ------------     -----------
    Oil, gas and NGL sales....................  $222,307,000     $187,477,000     $34,830,000
    Production and operating expenses.........    68,874,000       61,666,000       7,208,000
    DD&A......................................    84,106,000       69,742,000      14,364,000
    Income tax expense........................    28,178,000       21,829,000       6,349,000
                                                ------------     ------------     -----------
    Results of operations for oil and gas
      producing activities....................  $ 41,149,000     $ 34,240,000     $ 6,909,000
                                                ============     ============     ===========

  Quantities of Oil and Gas Reserves

     Set forth below is a pro forma summary of the changes in the net quantities of crude oil, natural gas and NGL reserves for the year ended December 31, 1995, as estimated by independent petroleum consultants and Devon's and Kerr-McGee's in-house petroleum reservoir engineers and geologists, assuming the Transaction was consummated as of January 1, 1995:

                                                                       TOTAL
                                                       --------------------------------------
                                                       OIL (BBLS)    GAS (MCF)    NGL (BBLS)
                                                       ----------   -----------   -----------
    Actual Devon proved reserves as of December 31,
      1994...........................................  42,165,000   347,560,000     5,442,000
      Purchase of reserves through the Transaction...  29,088,000   238,981,000     1,391,000
      Revisions of previous estimates................   1,127,000    (7,431,000)      535,000
      Extensions and discoveries.....................   2,959,000     9,645,000       472,000
      Purchase of reserves...........................   1,916,000    61,695,000     3,860,000
      Production.....................................  (6,742,000)  (73,897,000)   (1,138,000)
      Sale of reserves...............................    (337,000)   (8,627,000)      (45,000)
                                                       ----------   -----------    ----------
    Pro forma proved reserves as of December 31,
      1995...........................................  70,176,000   567,926,000    10,517,000
                                                       ==========   ===========    ==========

                                                                      DOMESTIC
                                                       --------------------------------------
                                                       OIL (BBLS)    GAS (MCF)    NGL (BBLS)
                                                       ----------   -----------   -----------
    Actual Devon proved reserves as of December 31,
      1994...........................................  42,165,000   347,560,000     5,442,000
      Purchase of reserves through the Transaction...  18,804,000   176,694,000       655,000
      Revisions of previous estimates................   1,127,000    (7,431,000)      535,000
      Extensions and discoveries.....................   2,959,000     9,645,000       472,000
      Purchase of reserves...........................   1,916,000    61,695,000     3,860,000
      Production.....................................  (5,492,000)  (61,297,000)     (963,000)
      Sale of reserves...............................    (337,000)   (8,627,000)      (45,000)
                                                       ----------   -----------     ---------
    Pro forma proved reserves as of December 31,
      1995...........................................  61,142,000   518,239,000     9,956,000
                                                       ==========   ===========     =========

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
            DECEMBER 31, 1995 AND SEPTEMBER 30, 1996 -- (CONTINUED)

                                                                       CANADA
                                                       --------------------------------------
                                                       OIL (BBLS)    GAS (MCF)    NGL (BBLS)
                                                       ----------   -----------   -----------
    Actual Devon proved reserves as of December 31,
      1994...........................................          --            --            --
      Purchase of reserves through the Transaction...  10,284,000    62,287,000       736,000
      Revisions of previous estimates................          --            --            --
      Extensions and discoveries.....................          --            --            --
      Purchase of reserves...........................          --            --            --
      Production.....................................  (1,250,000)  (12,600,000)     (175,000)
      Sale of reserves...............................          --            --            --
                                                       ----------   -----------      --------
    Pro forma proved reserves as of December 31,
      1995...........................................   9,034,000    49,687,000       561,000
                                                       ==========   ===========      ========

  Standardized Measure of Discounted Future Net Cash Flows

     The accompanying table reflects the pro forma standardized measure of discounted future net cash flows relating to Devon's interests in proved oil, gas and NGL reserves as of December 31, 1995, assuming consummation of the Transaction as of December 31, 1995:

                                                  TOTAL            DOMESTIC          CANADA
                                              --------------    --------------    ------------
    Future cash inflows.....................  $2,254,397,000    $2,023,945,000    $230,452,000
    Future costs:
      Development...........................     (85,632,000)      (82,508,000)     (3,124,000)
      Production............................    (729,576,000)     (662,914,000)    (66,662,000)
    Future income tax expense...............    (294,758,000)     (240,262,000)    (54,496,000)
                                              --------------    --------------    ------------
    Future net cash flows...................   1,144,431,000     1,038,261,000     106,170,000
    10% discount to reflect timing of cash
      flows.................................    (460,242,000)     (421,832,000)    (38,410,000)
                                              --------------    --------------    ------------
    Standardized measure of discounted
      future net cash flows.................  $  684,189,000    $  616,429,000    $ 67,760,000
                                              ==============    ==============    ============
    Discounted future net cash flows before
      income taxes..........................  $  863,431,000    $  760,890,000    $102,541,000
                                              ==============    ==============    ============

     Future cash inflows are computed by applying year-end prices (average $18.08 per barrel of oil, adjusted for transportation and other charges, $1.40 per Mcf of gas and $12.63 per barrel of NGL) to the year-end pro forma quantities of those reserves, except in those instances where fixed and determinable oil, gas and NGL price adjustments are provided by contractual arrangements in existence at year-end. In addition to the future gas revenues calculated at $1.40 per Mcf, Devon's total future gas revenues also include the future tax credit payments to be received and recorded as gas revenues pursuant to the San Juan Basin Transaction described in note 3 to Devon's consolidated financial statements for 1995. Devon's future cash inflows shown in the table above include $58.2 million related to these tax credit payments from 1996 through 2002. This amount has been calculated using the assumption that the year-end 1995 tax credit rate of $1.01 per MMBtu remains constant. Future development and production costs are computed by estimating the expenditures to be incurred in developing and producing proved oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions.

     Future income tax expenses are computed by applying the appropriate statutory tax rates to the future pretax net cash flows relating to proved reserves, net of the tax basis of the properties involved. The future income tax expenses give effect to permanent differences and tax credits, but do not reflect the impact of future operations.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
            DECEMBER 31, 1995 AND SEPTEMBER 30, 1996 -- (CONTINUED)

  Changes Relating to the Standardized Measure of Discounted Future Net Cash
Flows

     Principal changes in the pro forma standardized measure of discounted future net cash flows attributable to pro forma reserves for the year ended December 31, 1995 are as follows, assuming consummation of the Transaction as of January 1, 1995:

    Devon's actual beginning balance as of December 31, 1994..............  $ 358,206,000
    Purchase of reserves through the Transaction..........................    265,630,000
    Sales of oil, gas and NGLs, net of production costs...................   (153,433,000)
    Net changes in prices and production costs............................     60,498,000
    Extensions, discoveries, and improved recovery, net of future
      development costs...................................................     22,308,000
    Purchase of reserves, net of future development costs.................     53,519,000
    Development costs incurred during the period which reduced future
      development costs...................................................     43,810,000
    Revisions of quantity estimates.......................................      7,397,000
    Sales of reserves in place............................................     (7,933,000)
    Accretion of discount.................................................     66,384,000
    Net change in income taxes............................................    (30,641,000)
    Other, primarily changes in timing....................................     (1,556,000)
                                                                            -------------
    Pro Forma ending balance..............................................  $ 684,189,000
                                                                            =============

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

                                 EXHIBIT INDEX

Exhibit
Number                                                                    Page
-------                                                                   ----
  2     Agreement and Plan of Merger among Registrant, Devon Energy
        Corporation (Nevada), Kerr-McGee Corporation, Kerr-McGee North
        American Onshore Corporation and Kerr-McGee Canada Onshore
        Ltd., dated October 17, 1996 (incorporated by reference to
        Addendum A to Registrant's definitive proxy statement for a
        special meeting of shareholders, filed on November 6, 1996).        *

  3     Certificate of Amendment of Certificate of Incorporation           21

  4.1   First Amendment to Rights Agreement between Registrant and the
        First National Bank of Boston, dated October 16, 1996
        (incorporated by reference to Exhibit H-1 to Addendum A to
        Registrant's definitive proxy statement for a special meeting
        of shareholders, filed on November 6, 1996).                        *

  4.2   Second Amendment to Rights Agreement between Registrant and the
        First National Bank of Boston, dated December 31, 1996.            22

  4.3   Stock Rights and Restrictions Agreement, dated as of December
        31, 1996, between Registrant and Kerr-McGee Corporation.           23

  4.4   Registration Rights Agreement, dated December 31, 1996, by and
        between Registrant and Kerr-McGee Corporation.                     36

 23     Consent of Arthur Andersen LLP.                                    46

  *     Incorporated by reference.



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